October 23, 2013

Phil Croxford
501 Lake Shore Drive North
Barrington, IL 60010

Dear Phil,

On behalf of LifeCell, a KCI Company, it is a pleasure to confirm the promotion we recently discussed. The specific terms and conditions of your new position will be as follows:

Position Title:                Senior Vice President, LifeCell
Employment Status:             Regular Full-Time, Exempt

Annual Base Salary:	$425,000. ($16,346 paid bi-weekly, less all required withholdings and authorized deductions; this base salary increase is retro-active to September 30, 2013)
Immediate Supervisor:         Joe Woody, President & CEO
Location:                 12930 W. Interstate 10
                San Antonio, TX 78249
Effective Date of Promotion:         October 23, 2013

In addition to your base salary, you will be eligible for an incentive bonus opportunity with a target bonus value equal to 70% of your annual base salary as part of the Annual Incentive Bonus (AIB) program. AIB awards will be determined based on both individual and corporate performance in the sole discretion of KCI and will require that you remain employed by LifeCell, a KCI Company (and have not given a notice of resignation or received a notice of termination) in a bonus eligible position through December 31 of the year in question. This is a discretionary incentive award, subject to change or termination at KCI’s sole discretion. Any bonus awarded to you will be paid no later than March 15 of the year following the year to which such bonus relates.

As SVP, LifeCell, you will be a member of KCI’s Senior Leadership Team. As a Senior Leadership Team member, you will also be entitled to tax and financial planning assistance (up to $5,000 annually) and an executive physical exam (up to $2,000 annually).

You will be asked to sign the attached Executive Retention Agreement which generally provides that in the event your employment is terminated by KCI other than for Cause (as that term is defined in the Executive Retention Agreement), you will receive a severance payment equal to one years’ base salary and one year’s bonus.

As a senior leader of KCI, you will not be provided a specific vacation benefit. Time away, for your grade, is a self-managed program offering Team Members significant flexibility in managing personal time off.  With this approach, vacation days are not allotted, tracked or banked and as such, scheduling time off need only be coordinated with your direct supervisor.  The program is subject to state laws which may have different requirements.  Your Human Resources representative can provide more details.

Employment relationships with KCI and its subsidiaries are at-will and may be terminated by notification from either party at any time, with or without cause.

This terms and conditions of this letter are governed by the laws of the State of Texas, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

If you find the above terms and conditions of your promotion acceptable, please sign below and return the original to me, with a copy of this signature page to me.

Phil, I am pleased to offer this promotion opportunity to you and look forward to a mutually prosperous working relationship.
Sincerely,

/s/ Joe Woody
Joe Woody
President and CEO
Kinetic Concepts, Inc.

UNDERSTOOD AND AGREED:

/s/ Phil Croxford         October 24, 2013
Name Date

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